Exhibit 10.2

FANTEX, INC.

effective as of February 28, 2013

Mr. Arian Foster

The Ugly Duck, LLC

c/o Life Line Financial Group

8447 Wilshire Blvd, Suite 450

Beverly Hills, CA 90211

Attention: Mr. Humble Lukanga

Re:  Amended and Restated Brand Agreement

Dear Mr. Foster:

This letter agreement (“Letter Agreement”) and attached exhibits are being provided to you in response to your interest in entering into a Brand Agreement with Fantex, Inc. (“Fantex”), in connection with a potential securities offering by Fantex linked to the value of the Brand Amount as set forth in greater detail in this letter and each of the Exhibits, schedules and related documents referenced herein (all of which, together, constitutes the complete “Agreement”) between The Ugly Duck, LLC (the “Company”) and you (together with the Company, jointly and severally, as “Participant”) and Fantex.  This Agreement amends and restates in its entirety that certain letter agreement (and all exhibits thereto) entered into by the parties on February 28, 2013 (the “Original Agreement”).  Sometimes each of Participant and Fantex are referred to herein as a “Party” and together as the “Parties.”

Please review the enclosed materials carefully, including the terms and conditions of this Letter Agreement and each of the following Exhibits.  If you agree with the terms and conditions outlined in each of the attached documents, then please complete and execute (where indicated) this letter and a copy of each of the following applicable documents, and forward the entire set of completed and executed documents to Fantex for our review:

☐            Exhibit A:  Participant Questionnaire

☐            Exhibit B:  Definitions and Examples of “Field” and “Brand Income”

☐            Exhibit C:  Brand Agreement - Standard Terms and Conditions

☐            Exhibit D:  Closing Certificate

☐            Exhibit E:  Quarterly Report

☐            Exhibit F:  Spousal Consent

☐            Exhibit G:  Form of Irrevocable Payment Instructions

IT IS IMPORTANT FOR YOU TO ENSURE THE ACCURACY AND COMPLETENESS OF ALL INFORMATION PROVIDED TO FANTEX ON THE FORMS REFERENCED HEREIN, WHICH WILL BE RELIED UPON BY FANTEX IN CONNECTION WITH THE POTENTIAL SECURITIES OFFERING AND OTHER MATTERS UNDER THIS AGREEMENT.

Also, it is important to remember that Fantex is not, and will not at any time be, an agent, representative or advisor to Participant.  We encourage you to secure personal counsel to advise you with respect to legal, tax, accounting and other issues as you and your advisors deem advisable in connection with the attached materials and potential transaction. By participating in the transactions contemplated herein, Participant is deemed to represent that it has obtained advice from its advisors regarding the consequences of being a Participant, and Participant is not relying on any representations or warranties regarding the tax consequences to Participant of the transactions contemplated hereby.

For purposes of this Agreement, “Participant” shall refer to you, Arian Foster (“Talent”) and/or Company, jointly and severally, as the context may require.  Talent represents, warrants and covenants, as applicable, that he is, and throughout the Term shall remain, the sole owner and have complete control of the Company (other than in the case of death or incapacity of Talent), through which a portion of the Brand Income may be received; and Company represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified.

Upon execution of this letter where indicated below by each of Fantex and Talent and Company (together as Participant), the Parties hereby agree to the following terms and conditions effective as of the date of this Agreement (“Effective Date”) by all Parties:

1.                                      Purchase Price.  Upon the terms and subject to the conditions of this Agreement, as full, final and complete consideration for the right to receive the Brand Amount during the Term of this Agreement, Fantex shall pay Participant an amount equal to $10,000,000 (the “Purchase Price”), less an amount equal to 5% of the Purchase Price (the “Escrow Holdback”) and less the Pre-Closing Brand Amount.  The Escrow Holdback shall be deposited into an escrow account at Wells Fargo Bank, N.A. (the “Escrow Agent”) established pursuant to the terms of a written escrow agreement mutually agreed among the Parties and the Escrow Agent based on the form of agreement provided by Escrow Agent as modified to be consistent with the terms of this Agreement, as applicable.

2.                                      Offering.  Subject to the terms and conditions of this Agreement, Fantex will use commercially reasonable efforts to conduct, as promptly as practicable after the Effective Date, a registered offering to the public (the “Offering”) of a new series of securities (the “Series”) linked to the value of the Brand Amount.  Fantex hereby represents, warrants and covenants, as applicable, that following the Offering (if it occurs): (a) the Series shall be publicly traded on an exchange or alternative trading system (the “ATS”) registered with the United States Securities and Exchange Commission (the “SEC”), (b) Fantex Brokerage Services, LLC (“FBS”), an Affiliate of Fantex, shall be a broker-dealer registered with the SEC, and (c) FBS shall be a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  Upon written request from Participant from time to time after the commencement of the Offering, Fantex shall provide to Participant reasonable information regarding the progress in connection with the Offering and demand for the Series.

3.                                      Financing Contingency; Closing.  The obligations of Fantex to pay the Purchase Price and consummate the transactions contemplated by this Agreement are subject to Fantex obtaining the financing to pay the Purchase Price as contemplated by the Offering, unless waived in writing by the Company. If the Offering does not result in aggregate Net Proceeds at least equal to the Purchase Price (or Fantex does not otherwise waive such condition) on or before the earlier of (i) the date that is one month after the effectiveness of a Registration Statement on Form S-1 (the “Registration Statement”) for the Series filed with the SEC, and (ii) November 30, 2013, or such later date approved by Participant in writing (the “Outside Closing Date”), then as the sole and exclusive remedy therefor, each of Fantex and Participant shall have the unilateral right, exercisable in its sole and absolute discretion, to terminate this Agreement, which termination shall be automatically effective immediately upon delivery of written notice to the other Party.

a.              “Gross Proceeds” means an amount equal to the gross proceeds resulting from the Offering.

b.              “Net Proceeds” means an amount equal to the Gross Proceeds, less the applicable Underwriting Amount payable to FBS, an Affiliate of Fantex, and such other underwriters selected by Fantex (together, the “Underwriters”).

c.               “Underwriting Amount” means underwriting commissions equal to five percent (5%) of the Gross Proceeds of the Offering.

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4.                                      Closing.  The Offering shall be consummated on such date as shall be reasonably determined by Fantex (“Closing”), but in no event greater than ten (10) days, after either (a) Fantex has received commitments to purchase the Series such that the Net Proceeds would exceed the Purchase Price, or (b) Fantex has elected in writing to waive the condition contained in the foregoing clause (a).  Upon Closing, Participant will execute and provide to Fantex a written certification in the form attached as Exhibit D.

5.                                      Brand Amount; Assignment for Security.  Except with respect to Brand Income in the form of stock or other equity interests (which is addressed in Section 2 of Exhibit B), Participant shall pay to Fantex an amount of cash equal to the Brand Amount, pursuant to the terms of this Agreement.  To secure Fantex’s right to receive the payment equal to the Brand Amount, to the maximum extent permitted under applicable law in effect from time to time, Participant hereby assigns (as and when earned), or will assign when Participant has an assignable interest in any future Brand Amounts, to Fantex, all right, title and interest in and to the Brand Amount.  The “Brand Amount” means an amount equal to the product obtained by multiplying (a) any and all Brand Income earned by Participant (whether or not contracted or paid through any third party for or on behalf of Participant, such as a personal services corporation, agency, or otherwise) during the Term, by (b) the Brand Percentage.

Prior to receipt of any Brand Income after the Closing, Participant shall (i) execute and deliver to each payor of Brand Income under all contracts existing at such time an irrevocable payment instruction in the form attached as Exhibit G, and (ii) execute and deliver such additional documents or take such other actions as reasonably requested by Fantex to effectuate and perfect an assignment by Participant of the Brand Amount to secure Participant’s payment obligations to Fantex hereunder. To the extent that it is not commercially practical, without unreasonable burden to Participant, for installments of the Brand Amount to be delivered directly to Fantex, or to the extent that any assignment of the Brand Amount (or any portion thereof) is deemed invalid or not enforceable then such installments of the Brand Amount shall be received by Participant as agent for Fantex, and Participant shall pay and deliver such installments of the Brand Amount to Fantex promptly after the receipt of the corresponding Brand Income by Participant (but in no event later than the fifteenth day following the receipt of such Brand Amount) pursuant to the timing and other terms as set forth in Section 4.1 of the Standard Terms and Conditions.

Notwithstanding anything to the contrary herein, to the extent that Participant receives any Brand Income after the Effective Date but prior to the Closing, then within five (5) business days after receipt of such Brand Income (but no later than the Closing), Participant shall report to Fantex the amount and source of such Brand Income, but shall not be required to pay such Brand Amounts associated therewith (“Pre-Closing Brand Amount”) prior to the Closing, which Pre-Closing Brand Amount shall be deducted from the Purchase Price to be paid to Participant hereunder.

a.                                      “Brand Percentage” equals twenty percent (20%).

b.                                      “Brand Income” has the meaning set forth on Exhibit B attached hereto, which excludes the Excluded Income (if any) as defined below.

c.                                       “Excluded Income” means: (i) any and all cash or other consideration, in any form whatsoever, earned by Participant from the following entities or their Affiliates as of the date of this Agreement, which shall be not be deemed Brand Income: (A) Fuse Science, Inc.; and (B) Mobli Media Inc; (ii) any amounts not yet payable to Talent pursuant to the “Signing Bonus Addendum” to Talent’s NFL Player Contract dated as of March 5, 2012 or (iii) any merchandise credit (or value thereof) payable to Participant pursuant to that certain agreement, dated effective as of March 1, 2012, between Participant and Under Armour, Inc., and any merchandise credit of the same or lesser value in any renewals, extensions or amendments and/or restatements thereof.

d.                                      “Affiliate” means, with respect to any specified Person, any Person that directly or indirectly controls, or is under common control with, or is controlled by, such specified Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

e.                                       “Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

6.                                     Principal Business; Claw Back.

a.                                      Defined.  For purposes of this Agreement, including the determination of the Field and Brand Income (as set forth in Exhibit B attached hereto), “Principal Business” means a professional athlete in the National Football League (the “NFL”).

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b.                                      Claw Back.  If Talent resigns from the Principal Business at any time prior to the second anniversary of the Closing for any reason other than Good Reason, Fantex may elect, in its sole discretion, to terminate this Agreement upon written notice to Participant (the date of such notice is hereinafter referred to as the “Termination Date”).  In the event of such termination, Participant shall pay to Fantex, not later than thirty (30) days following the Termination Date, an amount equal to (i) the Purchase Price plus an amount equal to the Underwriting Amount, minus (ii) all Brand Amounts previously paid to Fantex.  In addition, Participant shall concurrently pay to Fantex interest on the Purchase Price at the rate of five percent (5%) per annum, measured from the date the Purchase Price was paid to Participant.

c.                                       “Good Reason” means Talent’s resignation from the Principal Business for any of the following reasons: (i) Talent suffers or sustains any injury, illness or medical condition, after the Closing (any of the foregoing, a “Major Injury”) which renders Talent incapable of performing in the Principal Business; or (ii) Talent suffers or sustains a Major Injury after the Closing and a qualified medical physician (depending on the nature of the Major Injury) advises Talent that as a result thereof Talent is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of Participant’s participation in the Principal Business) by continuing to engage in the Principal Business.

d.                                      Dispute Resolution.  In the event of any dispute between Fantex and Participant concerning whether there is Good Reason for any resignation by Talent from the Principal Business, then the Parties shall engage in informal, good faith discussions and attempt to resolve such dispute.  If the Parties are unable to resolve such dispute, then existence of Good Reason shall be determined by a qualified physician selected by agreement of the Parties or, if no agreement can be reached, then each Party shall select a physician qualified in the field applicable to the claimed Good Reason, and those two physicians shall select a third physician qualified in such field to make the final determination regarding such claimed Good Reason.

7.                                      Limited Brand Income Encumbrances.  In addition to (i.e., exclusive of) the Brand Percentage, Participant shall ensure that the aggregate amount of all other encumbrances on any Brand Income in connection with the payment of agents, financial advisors and any other fee arrangements based on a percentage of Participant’s income (or any portion thereof) shall not exceed a maximum of (i) fifteen percent (15%) of all Brand Income resulting from any employment or player contracts in any given year, and (ii) thirty percent (30%) of all other Brand Income in any given year.  Without Fantex’s prior written approval, Participant shall not enter into any other arrangement similar to this Agreement (i.e., pursuant to which Participant receives compensation in exchange for a portion of Participant’s future Brand Income) with respect to any portion of the Brand Income.

8.                                      Term.  The “Term” of the Original Agreement commenced on February 28, 2013.  This Agreement amended and restated the Original Agreement as of the Effective Date and shall continue in perpetuity unless and until terminated pursuant to the terms of this Agreement.

9.                                      Notices.  All notices, requests, consents and other communications required or given by the Parties hereunder shall be in writing and shall be deemed to be delivered (i) on the date delivered, if personally delivered or transmitted via facsimile or electronic mail with return confirmation of such transmission; (ii) on the business day after the date sent, if sent by recognized overnight courier service and (iii) on the fifth day (or on the next business day thereafter if such fifth day is not a business day) after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, to the addresses of the applicable Party set forth below:

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If to Participant:

Mr. Arian Foster

c/o Life Line Financial Group

8447 Wilshire Blvd, Suite 450

Beverly Hills, CA 90211

Attention: Mr. Humble Lukanga

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

O’Hara General Counsel,

A Professional Corporation

4151 Redwood Avenue, #208
Los Angeles, CA 90066

Attention: Joe O’Hara, Esq.

Fax: (424) 228-2083

Email: joe@oharagc.com

If to Fantex:

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

Attention: Mr. Dave Mullin, Chief Financial Officer

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Latham & Watkins

140 Scott Drive

Menlo Park, CA 94025

Attn: Patrick Pohlen

Fax: (650) 463-2600

Email: Patrick.Pohlen@LW.com

and

David Blood

Fax: (213) 891-8763

Email: David.Blood@LW.com

10.                               Standard Terms and Conditions.  The Parties agree to be bound by the Standard Terms and Conditions attached hereto as Exhibit C (the “Standard Terms and Conditions”), which are incorporated herein by this reference.  Any reference in this Agreement or the Standard Terms and Conditions to this “Agreement” shall be deemed to be a reference to this Agreement and the Standard Terms and Conditions, taken as a whole.

Upon execution by both Participant and Fantex, this Agreement and the exhibits attached hereto shall constitute a binding commitment of the Parties, as the entire agreement and understanding between the Parties concerning the subject matter hereof and thereof (including, without limitation, the Original Agreement), and shall supersede and replace all prior negotiations, proposed agreements, and discussions, written or oral, relating hereto or thereto.

[Signatures on following page]

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Please confirm your agreement with the foregoing by signing where indicated below.

PARTICIPANT:		FANTEX:

Arian Foster		Fantex, Inc.

By:	/s/ Arian Foster	By:	/s/ Cornell “Buck” French

Address:	8447 Wilshire Blvd, Suite 450	Name:	Cornell “Buck” French

	Beverly Hills, CA 90211	Title:	Chief Executive Officer

Date:	May 24, 2013	Date:	May 24, 2013

Ugly Duck, LLC

By:	/s/ Arian Foster

Name:	Arian Foster

Title:	Owner

Date:	May 24, 2013

Signature Page

– Brand Agreement –

Exhibit A

Participant Questionnaire

Please answer each of the following questions correctly and completely as of the date hereof.  The completeness and accuracy of each such statement must be answered from the perspective of both the Company and Talent, as applicable, and must be initialed by Talent on behalf of himself and Company where indicated.  Capitalized terms used in this questionnaire shall be defined as set forth in the Brand Agreement (including other Exhibits) to which this questionnaire is attached (the “Agreement”).

IMPORTANT:  Review each of the following statements and initial each statement where indicated.  By placing your initials next to each below statement you hereby represent, warrant and covenant, as applicable, that each such statement is true and complete, except only as otherwise disclosed on Schedule 3 of the “Personal Information Schedule” delivered to Fantex in connection with this Agreement.

In addition, please provide copies of all documents or other information specifically requested as part of the below statements and/or relevant to any matter for which additional information has been disclosed pursuant to Schedule 3 of the Personal Information Schedule.

Initials	Statement

AF

1. I have read and fully understand the terms and conditions of the Agreement to which this questionnaire is attached, and I have had the opportunity to be represented by an attorney in the review, negotiation and execution of the Agreement and performance of my obligations thereunder.

AF

2. I have not made, nor will I hereafter make, any grant, license or assignment whatsoever, which might conflict with or impair the complete enjoyment of the rights and privileges granted to Fantex under the Agreement.

AF

3. I do not require any consent, approval, authorization or permit from, or filing or notification to, any Person in connection with my execution and delivery of the Agreement, and performance of my obligations thereunder.

AF

4. I am not subject to any condition, restriction, disability or obligation (whether physical, legal or contractual), and am otherwise not aware of any material nonpublic information, which could prevent or interfere with my continued participation in my Principal Business in a manner consistent with such participation throughout the preceding year, and I will promptly disclose the occurrence of any such event to Fantex as required pursuant to Section 6.2 of the Standard Terms and Conditions (Exhibit C).

AF

5. I have never been convicted in a criminal proceeding, nor have I been named the subject of a criminal proceeding that is presently pending (excluding only traffic violations and similar minor offenses).

AF

6. Except only as listed on Schedule 1, no other Person has any right to receive any portion of my Brand Income in the form of any commission, royalty or other payment based on a percentage or set amount of some or all of the Brand Income. I have secured all necessary consents to make available for review by Fantex (and have so made available) a complete copy of each Contract pursuant to which any such payments are owed.

AF

7. No other Person has any right to demand or receive any portion of the Brand Income in a manner that conflicts with any rights granted to Fantex under this Agreement with respect to the Brand Amounts.

AF	8. I am not a party (plaintiff or defendant) in any lawsuit, government investigation, arbitration or other legal action, and to my knowledge, there is no valid basis for any of the foregoing.

AF	9. I am not subject to any judgment, order or decree of any court or other government authority.

AF

10. Schedule 2 consists of a complete list of each contract, commitment, or other arrangement or understanding (and all amendments and supplements thereto), whether written or oral (each a “Contract”) to which Participant is a Party as of the date hereof, or under which Participant is obligated to perform, or from which Participant receives any benefit, and in each case which is related to the Principal Business, the Field and/or Brand Income other than Contracts excluded in their entirety pursuant to Section 5(c) of the Agreement (each of which are referred to herein as a “Brand Income Contract”).

AF

11. I have provided or made available to Fantex true, correct and complete copies of each written Brand Income Contract, and an accurate detailed written summary of each oral Brand Income Contract. Throughout the Term of the Agreement, I will promptly provide a copy of each new Brand Income Contract or amendment to any Brand Income Contract once executed by all of the parties thereto.

AF

12. I am currently, and during the past three years have been, in compliance with all material terms under each Brand Income Contract, to the extent applicable, and Participant and I have not received any notice regarding any breach, default, termination or attempt to renegotiate, with respect to any Brand Income Contract.

AF	13. I am not aware of any facts or circumstances that would cause the payments under the Brand Income Contracts to be materially less than the amounts specified in the Brand Income Contracts.

AF	14. I am not aware of any material breach by any other party under any Brand Income Contract.

AF

15. I have timely paid any taxes, fees or withholdings required by any state or federal or international government authority. I have also timely filed all forms and documentation required in connection with any such taxes, fees or withholdings.

AF	16. I am not, and have not been subject to any audit by a government authority in connection with any taxes or governmental fees. I am not subject to any unsatisfied judgments or tax liens.

AF

17. I have not conducted business, applied for or secured credit in, or received any official government identification under, any name or alias, other than the name listed in Section 1 of the Personal Information Schedule provided by Participant concurrently herewith.

AF	18. Neither I, nor any business owned or controlled by me, has ever declared bankruptcy or settled any debt for less than the amounts actually owed.

AF	19. I have the ability to pay all of my debts and obligations as such debts mature and I do not have any present intention to incur debt beyond my ability to pay as such debts mature.

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AF

20. I am not in violation of, and throughout the Term will not materially violate, any (a) laws, codes, permit requirements, rules, regulations, ordinances and/or provisions of any foreign, federal, state or local government authority, including with respect to employment, health and safety, wage and hours, improper payments, bribery, taxation or securities laws; or (b) rules, standards or requirements of any league, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business, including regarding gambling, anti-doping, or reporting of any injury or incidents.

AF

21. Without limiting the effect of any statement in this Exhibit A (Participant Questionnaire), all of the documents and information that I have provided, and will provide, to Fantex in connection with this Agreement (including the Personal Information Schedule) are true, correct and complete in all material respects, except with respect to any statement that, by its terms, is already limited as to materiality. My responses to this questionnaire (and any documents or other information provided by me to Fantex in connection with this Agreement) do not, and will not, contain any untrue statement or fail to state a material fact necessary to not make any of such information not misleading, in light of the circumstances in which it was provided.

AF

22. I have disclosed, and throughout the Term will promptly disclose, all facts and circumstances that could reasonably be expected to be material to Fantex or any investor or potential investor in the Series in the context of the transactions contemplated by this Agreement, including any event required to be reported to the league, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business.

AF

23. I have obtained advice from my advisors regarding the tax and accounting consequences of entering into this Agreement and becoming a Participant and the transactions contemplated hereby, and I am not relying on a representation, warranty or statement made by Fantex, or any of its representatives or advisors, regarding such tax and accounting consequences of becoming a Participant and the transactions contemplated hereby.

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Exhibit B

Fantex Brand Agreement

Field / Brand Income

1.              “Field” means the Principal Business (as defined in the Letter Agreement to which this Exhibit is attached) and any and all of Participant’s activities in connection with each of the following: coaching, football camps, television or Internet programming with respect to which Talent either performs in the role of a professional or amateur football player, or performs as himself, including, without limitation, sports television, sports broadcasting (including play-by-play and color commentary, whether in-game or in-studio analysis), talk show hosting, variety or talent show hosting or participation (e.g., host of or participation in American Idol, Dancing with the Stars or similar programs), and reality television (each, an “Included  TV Program”), radio (terrestrial or satellite),  motion picture (solely to the extent that Talent appears as himself, such as in a documentary, or is an actor in a motion picture playing the role of himself or a professional or amateur football player) (each, an “Included Film”), literary works the subject of which is Talent (other than children’s books), publications, personal appearances, memorabilia signings and events, and the use of Participant’s name, voice, likeness, biography or talents for purposes of advertising and trade, including sponsorships, endorsements, merchandising and appearances.  In the event that there is any ambiguity as to whether an activity is in the Field, the parties shall discuss in good faith and seek to resolve such matter.  In the event that a resolution is not met within 30 days after initial notice by either Party to the other regarding such activity, then either Party shall be free to refer such matter to arbitration for resolution pursuant to the terms of Section 16.5 of the Standard Terms and Conditions.  For the avoidance of doubt, each of the following categories, in their broadest respective meanings, is expressly excluded from the Field: motion picture (other than performance in any Included Film), regardless of the channels of distribution (i.e., regardless of theatrical, made for TV, Internet, mobile or other channels developed after the Execution Date), television (other than performance in any Included TV Program), music (including writing, recording, publishing, artist management, touring), children’s books authored by Talent, and any and all merchandising and exploitation rights relating to any of the foregoing excluded categories.

2.              “Brand Income” means any and all gross monies or other consideration of any type that Participant may earn, other than Excluded Income (as defined in the Letter Agreement) or other consideration that is expressly excluded hereunder, as a result of Participant’s activities (including licensing of rights) in the Field.  For the avoidance of doubt, “Brand Income,” with respect to any Brand Income Contract, shall expressly not include any merchandise, services or service plans (or the value thereof) or merchandise services or service plan credit that is immaterial in the overall context of such Brand Income Contract, as determined by Fantex in its reasonable discretion after meaningful consultation with Participant.

The term “gross monies or other consideration” shall include, without limitation, salaries, earnings, fees, royalties, bonuses, shares of profit, shares of stock, partnership interests, percentages and the total amount paid for any activities in the Field, and received by Participant or Participant’s heirs, executors, administrators or assigns, or by any other Person on Participant’s behalf, net of any reasonable out-of-pocket legal fees incurred by Participant in connection with securing, negotiating or preparing any Brand Income Contract which are not reimbursable pursuant to the terms of such Brand Income Contract, self-employment taxes to which Participant is subject in connection with the receipt of such amounts or items to the extent that such amounts or items constitute Brand Income, but prior to the deduction or withholding of (a) any amounts payable to any third party (e.g., agency commissions), (b) any voluntary or personal deductions (e.g., contributions to retirement funds), or (c) any taxes required to be deducted or withheld by any federal, state or local government authority based on the net income of Participant (but excluding any deduction or withholding for payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government authority).  In the event that Participant receives, as all or part of any Brand Income, stock or other equity interests (including membership interests and partnership interests) or the right to purchase stock or other equity interests, then the Brand Percentage of such stock or other equity interest, or right to buy stock or other equity interest, shall be delivered to Fantex as the applicable Brand Amount.  Should Participant be required to make any payment for such stock or other equity interest, then Fantex shall contribute its pro rata share of such payment.  In addition, with respect to any such stock or other equity interest, or any right to purchase stock or other equity interest, Fantex shall make a payment to Participant, within five (5) business days after delivery of the stock or other equity interest (or in the case of a right to acquire stock or other equity interest, within five (5) business days after exercising such right to acquire the stock or other equity interest), equal to the amount of any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government, in each case in connection with the receipt of such stock or other equity interest or the exercise of the right to acquire the stock or other equity interest.  In addition, to the extent that Participant incurs any additional cost or expense resulting from Fantex participating in such stock or other equity interests, then Fantex shall pay such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation).

In the event that Participant receives, as all or part of any Brand Income, goods or services (other than stock or equity interests, merchandise, services or service plans or credits for merchandise, services or service plans that is immaterial in the overall context of such Brand Income Contract, each as discussed above), then the Brand Income applicable to such goods and services shall be equal to the fair market value of such goods and services determined as follows: (a) the Parties shall seek to reach mutual agreement of such value within ten (10) business days after receipt thereof by Participant, and (b) if the Parties fail to reach such agreement within such period of time, then the Parties shall engage an independent third party appraiser (if the Parties fail to mutually agree on an appraiser within five business days, then either Party may petition JAMS to promptly appoint such an appraiser), and the Parties shall be bound by the determination of any such appraiser, which shall be delivered in writing within fifteen (15) days after the appraiser’s selection or appointment.  The cost and expenses associated with such an appraiser (and any petition to JAMS) shall be shared by the Parties in proportion to their respective interest in such Brand Income (i.e., Fantex shall pay a portion of such costs and expenses equal to the Brand Percentage).

For the avoidance of doubt, the following sources of revenue shall not be included in Brand Income:

a.              Any revenues resulting from Participant’s investments in stocks or other equity, bonds, commodities, derivatives or real estate, so long as such stocks or other equity, bonds, commodities, derivatives and real estate are not received by Participant as compensation for activities (including licensing of rights) in the Field.

b.              Any income earned from employment, services rendered or other activities not in the Field.

c.               Any reasonable reimbursement of incidental expenses actually incurred by Participant, including travel, lodging, per diem and other incidental expenses, or the value if any such items paid by a third party on Participant’s behalf.

d.              Any Excluded Income.

Examples (Brand Income)

Examples of income that would be Brand Income include, without limitation, the following:

•                  50 Cent received an equity stake in Energy Brands as part of an endorsement deal for Vitamin Water, which would be considered Brand Income because it was consideration for 50 Cent’s endorsement.

•                  Magic Johnson founded Magic Johnson Enterprises to provide entertainment, products and services to urban communities. A portion of Magic Johnson’s income and equity value in Magic Johnson Enterprises would be considered Brand Income of Magic Johnson to the extent that they directly relate to Magic Johnson’s career as a basketball player.  For example, profits from any basketball camps hosted by Magic Johnson Enterprises would be deemed Brand Income because they are in the Field, they directly relate to Magic Johnson’s skills as a basketball player, and operating basketball camps is an activity typically undertaken by a professional basketball player.  However, profits from 24-Hour Fitness clubs owned by Magic Johnson Enterprises (but not bearing or branded with the Magic Johnson name) would not be considered Brand Income because although the clubs could be considered to be in the Field, Magic Johnson’s name and likeness are not used to promote the clubs.  Finally, profits from businesses such as movie theaters and coffee shops, regardless of whether they bear or are branded with the Magic Johnson name, would not be considered Brand Income, because those types of businesses are not directly in the Field.

•                  Talent plays the role of himself on an episode of Hawaii Five-O.  Compensation paid to Talent for his performance in such episode would be considered Brand Income.

•                  Talent plays the role of John Smith, a fictional college running back in a major motion picture (or a made for TV movie, or a feature film distributed over the Internet).  Compensation paid to Talent for his performance in such motion picture would be considered Brand Income.

•                  Talent becomes the host of The Tonight Show.  Compensation paid to Talent for his services as a talk show host for The Tonight Show would be considered Brand Income.

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Examples of types of income that would not be Brand Income include, without limitation, the following:

•                  John Elway received an equity stake in Fantex Holdings, Inc., the parent company of Fantex, because he serves on the board of directors.  John Elway’s equity stake in Fantex Holdings, Inc. would not be considered Brand Income because his service as a director of Fantex Holdings is not directly in the Field and John Elway’s selection was attributable to qualifications other than his performance in professional football.

•                  Roger Staubach formed the Staubach Corporation, which became a leading provider of corporate real estate services. Roger Staubach’s income and equity value in the Staubach Corporation, including the sale to Jones Lang LaSalle in 2008, would not be considered Brand Income because this business is not directly in the Field and the success of the enterprise was attributable to qualifications other than his performance in professional football.

•                  Arnold Schwarzenegger served as the governor of California from 2003 to 2011. His income from the state of California would not be considered Brand Income because it is not in the Field.

•                  Kerri Strug was employed as an elementary school teacher and in various positions at the U.S. Treasury and Justice Departments. Her employment as a teacher and various positions at the U.S. Treasury and Justice Departments would not be considered Brand Income because such employment was based on her educational background, training and professional skills unrelated to her Principal Business, and her salary did not exceed the ordinary amount paid to employees in such position with a similar educational background, training and professional skills and is not in the Field.

•                  Talent plays the role of a teacher in any form of scripted program or motion picture (regardless of the means of distribution).  Compensation paid to Talent for his acting services would not be considered Brand Income.

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EXHIBIT C

Fantex Brand Agreement

Standard Terms and Conditions

1.              Definitions; Interpretation.

1.1.              Capitalized terms used in these Standard Terms and Conditions and not otherwise defined herein, shall have the meaning set forth in the Letter Agreement (and any Exhibits thereto) to which these Standard Terms and Conditions are attached.  In the event of any inconsistency or conflict between these Standard Terms and Conditions and the Letter Agreement, the terms of the Letter Agreement shall govern.

2.              Offering.

2.1.              Offering. Fantex will use commercially reasonable efforts to conduct the Offering of the Series as promptly as practicable after the Effective Date.  In connection with such Offering, Participant recognizes that Fantex shall have the sole and exclusive right to (and to authorize any other Person to) promote and offer for sale the Series in connection with the Offering.

2.2.              Further Assurances; Credit Report Consent. Participant shall execute and deliver to Fantex such further documents, information, consents, forms, instruments, certificates, and other deliveries as Fantex shall reasonably request in writing to further effectuate the intentions of the Parties under this Agreement, or so Fantex can comply with any applicable legal requirements, and Participant recognizes that Fantex will rely on information provided by Participant in the preparation and submission of the Registration Statement and materials to meet other reporting obligations as required by applicable law.  Participant shall reasonably cooperate with Fantex, upon Fantex’s specific request, in connection with the offering, marketing and sales of the Offering and the Series; provided, that any such cooperation that would require any personal services on the part of Talent shall be at times and for durations mutually agreed to by Fantex and Participant; provided further, that any such personal services in the form of a personal appearance by Talent shall be on terms mutually agreed to by Fantex and Participant. Participant hereby consents to Fantex and its agents or representatives (i) obtaining reports of Participant’s credit records from time to time throughout the Term of this Agreement (as reasonably determined by Fantex and at Fantex’s sole cost and expense), and (ii) using the information from that report in connection with any diligence related to Participant and the Offering, and reporting obligations under applicable law.  Upon request by Participant, Fantex shall provide to Participant a copy of any report of Participant’s credit records that is received by Fantex.

2.3.              Participant Name and Likeness.  Fantex shall have the non-exclusive, irrevocable, fully paid, worldwide right to use and to authorize other Persons, as determined by Fantex, in its reasonable discretion, to use Participant’s name, likeness, voice and biographical information (collectively, the “Persona”) from the Effective Date until the termination of this Agreement through any and all distribution channels in connection with the offering, marketing and sales of the Offering or the Series; provided, however, that Fantex shall not make any use, or authorize any other party to make any use, of any part of the Persona without the prior written approval of Participant; provided further, that any use of the Persona approved by Participant shall be deemed to be approval of subsequent uses of the same previously approved use until the time that Participant provides written notice to the contrary to Fantex.

2.4.              Participant Restrictions.

(i)               No Promotion of Series. Except as otherwise expressly approved by Fantex in writing, Participant shall not, and shall not authorize any other Person to, solicit, promote or offer the Series in connection with the Offering.  To the extent that Participant receives unsolicited requests for information regarding the Offering or the Series, then except as otherwise expressly approved by Fantex in writing, Participant shall refer such inquiry to the Registration Statement or to one of the Underwriters of the Offering.

(ii)            No Assignment of Similar Rights. Participant has not and will not assign or grant to any other Person rights to receive a portion of Brand Income other than (a) as may be granted in the ordinary course of pursuing activities in the Principal Business (such as commissions payable to an agent or financial advisors), (b) in a manner that will not conflict with the rights granted to Fantex or the obligations of Participant hereunder with respect to any installment payment of the Brand Amount, and (c) in an amount that would not violate any other terms of this Agreement.

3.              Purchase Price.

3.1.              Payment.  Within fifteen (15) days after the Closing of the Offering, Fantex shall pay to Participant an amount equal to the Purchase Price, less the Escrow

Holdback and less the Pre-Closing Brand Amount, via wire transfer (less any fees charged by any third party in connection with such transfer, such as bank fees) pursuant to the instructions provided in the Personal Information Schedule, or such updated wire transfer instruction as may be provided by Participant to Fantex in writing from time to time.

4.              Brand Amount.

4.1.              Payment Terms.

(i)               Direct Payment.  Participant shall deliver an irrevocable payment instruction in the form attached as Exhibit G to the Letter Agreement to each payor of Brand Income, and otherwise use commercially reasonable efforts to ensure that the Brand Amount is assigned to Fantex and delivered directly to Fantex from each such payor of Brand Income.  To the extent that direct payment from the source of the Brand Income is not commercially practical, without unreasonable burden on Participant, or any assignment of Brand Income is deemed invalid or not enforceable, then Participant shall comply with paragraph (ii) below and use commercially reasonable efforts to set up automated payments of installments of the Brand Amount through Participant’s banking relationships.

(ii)            Alternative Payment; Timing.  To the extent that it is not commercially practical, without unreasonable burden on Participant, for Brand Amounts to be delivered directly to Fantex from any payor of Brand Income, Participant shall receive such portion of the Brand Amount as agent for Fantex and will deliver such portion of the Brand Amount to Fantex as and when (or as promptly as practicable after) such Brand Income is received by Participant; provided, however, that in no case shall any Brand Amount be delivered later than fifteen (15) days following receipt of funds by Participant (or any other Person on behalf of Participant) with respect to such payment.

(iii)         Wire Transfer.  Except as otherwise approved by Fantex in writing, each installment payment of the Brand Amount shall be made via wire transfer pursuant to the wire transfer instructions provided by Fantex to Participant in writing, as may be updated by Fantex from time to time; provided, however, that to the extent that any individual installment payment of the Brand Amount is less than $500, such amount may be paid via check.

4.2.              Additional Provisions.

(i)               In the event that Participant is prohibited from making payment of any installment of the Brand Amount at the time when same is due and payable to Fantex hereunder by reason of any applicable laws, including currency regulations, Participant shall promptly so advise Fantex and Participant shall, upon Fantex’s request, deposit any such blocked funds to the credit of Fantex in a bank or banks or other depository institution as permitted by law and designated in writing by Fantex, or pay them promptly to such Persons as Fantex may designate in writing consistent with applicable law.

(ii)            Participant acknowledges and agrees that time is of the essence in connection with its payment obligations hereunder.  In the event that any payment due to Fantex hereunder is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Fantex, Participant shall also pay to Fantex interest on such amount at the rate of the lesser of (a) the then current prime rate (as reported in the wall street journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date such amount was due until it is fully paid.

(iii)         Participant acknowledges and agrees that Fantex may disclose to the public any material breach by Participant of this Agreement, including any failure of Participant to pay any amounts as and when due hereunder (subject to applicable notice and cure periods contained herein); provided, that Fantex covenants and agrees not to make any such disclosure without first notifying Participant and giving Participant a reasonable amount of time to cure such breach, except that no such cure period is required in the event of at least two prior instances of a similar breach (with such notice provided in each instance) during the 12 months period prior to such breach.

4.3.              Records.  Participant shall, and shall cause its Affiliates to, maintain (until at least twelve months after termination of this Agreement), records of all Brand Income Contracts, receipts, invoices, reports and other documents relating to the Brand Income and Brand Amount for at least the then current year and previous three (3) calendar years (or such longer period as may be required by law); provided, that the foregoing obligation shall not extend to any time period prior to the Effective Date.

4.4.              Audit Rights.  Commencing upon the Effective Date and continuing through the date that is twelve (12) months after termination of this Agreement (“Audit Period”), Fantex or its representatives shall have the right to inspect and make copies of the books and records of Participant (and its Affiliates) relating to the Brand Income Contracts, the Brand Income and Brand Amount.  Such audit shall be at Fantex’s sole cost and expense and shall not cover any period greater than the current year and previous three (3) calendar years at the time of such audit, provided that if an audit reveals an underpayment of the Brand Amount by greater than five percent (5%) for the period being audited, then Participant shall reimburse Fantex for its reasonable and documented audit costs.  In any case, either (a) Participant shall promptly pay to Fantex any underpaid amount, together with any interest thereon as provided in Section 4.2(ii) or (b) Fantex shall promptly pay to Participant any overpaid amount together with interest at the same rate provided in Section 4.2(ii); provided, that at Participant’s election, Participant may set off against the immediately following installment payment of the Brand Amount an amount equal to such overpayment.  Fantex shall not audit Participant’s books and records more frequently than once per year during the Audit Period.  Fantex shall provide Participant with reasonable advance written notice that it will be conducting an audit, and any such audit shall be conducted during normal business hours.

5.              Escrow Holdback.

5.1.              Escrow Amount.  Participant hereby authorizes and instructs Fantex to deduct from the Purchase Price otherwise payable to Participant, an aggregate amount equal to the Escrow Holdback.  Fantex shall deposit the Escrow Holdback into an escrow account (the “Escrow Account” and all such funds included in the Escrow Account, the “Escrow Funds”) established pursuant to the terms of a written escrow agreement mutually agreed among the Parties and the Escrow Agent (the “Escrow Agreement”) based on the form of agreement provided by Escrow Agent as modified to be consistent with the terms of this Agreement, as applicable.

5.2.              Use of Escrow Amount.  In the event that Participant fails to timely deliver any installment payment of the Brand Amount prior to the release of Escrow Funds pursuant to Section 5.3, then in addition to and without limiting any other rights or remedies available to Fantex, upon written notice from Fantex to the Escrow Agent and Participant, the Escrow Agent shall release to Fantex (up to the amount of available Escrow Funds) an amount equal to such due installment payment of the Brand Amount as notified by Fantex.  Participant shall promptly replenish the Escrow Account by depositing in the Escrow Account an amount equal to any Escrow Funds that are released to Fantex pursuant to this Section 5.2.

5.3.              Release of Escrow Amount.  Within five (5) business days immediately following the first consecutive six (6) month period after the Closing during which all installment payments of the Brand Amount have been timely delivered to Fantex when due (subject to applicable notice and cure periods contained herein), then the Escrow Agent shall deliver to Participant all amounts then remaining in the Escrow Account, the Escrow Agreement shall be terminated, and Participant shall thereafter have no obligation to maintain any amounts in the Escrow Account.

5.4.              Ownership of Escrow Holdback.  The Parties agree to treat the Escrow Holdback as owned by Fantex until released to Participant pursuant to terms hereof; provided, that any interest accrued on the Escrow Holdback shall be the property of Participant.

5.5.              Controlling Terms. In the event of any conflict or inconsistency between the terms of this Section 5 and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall govern.

6.              Information Rights; New Contracts.

6.1.              Quarterly Reports.  Within ten (10) business days after the end of each calendar quarter during the Term, Participant shall provide to Fantex a report in the form mutually agreed by the Parties (each a “Quarterly Report”), which shall detail all Brand Income earned during such quarter, detail the calculation of the Brand Amount for such quarter with respect to such Brand Income, and provide such additional information and certifications required to be included in the Quarterly Report, including such matters as specified in Exhibit E.

6.2.              Material Change.  Participant shall promptly provide written notice to Fantex if at any time after the Effective Date and during the Term of this Agreement, there occurs any condition, restriction, disability or obligation (whether physical, legal or contractual) that will or could reasonably be expected to (i) prevent or materially interfere with Participant’s continued performance under any existing Brand Income Contract, participation in the Principal Business, and/or receipt of endorsements and sponsorships in the Field in a manner consistent with such participation throughout the year prior to such event, or (ii) result in any of the representations or warranties made by the Participant on Exhibit A to be untrue in any material respect; provided, that Participant shall not have any obligation to notify Fantex of the contents of any Brand Income Contract provided by Participant to Fantex, including the expiration of any contract pursuant to its terms.

6.3.              Brand Income Contracts.  Throughout the Term, Participant shall promptly (and in any case, no later than five (5) business days after the occurrence of the applicable event, and prior to any public announcement thereof) notify Fantex, in writing, and provide copies of all relevant documents and correspondence related to each such occurrence (including copies of all Brand Income Contracts), in the event that:

(i)               Participant enters into any Brand Income Contract, including any amendments, modifications or supplements to an existing Brand Income Contract, after the Effective Date (“New Brand Income Contract”);

(ii)            Participant receives any notice of termination, cancellation, breach or default under any Brand Income Contract;

(iii)         Participant becomes aware of any event which, with the passage of time or the giving of notice or both, would result in any material default, breach or event of noncompliance by Participant under any Brand Income Contract;

(iv)        Participant becomes aware that any other party to any Brand Income Contract is in material breach thereof or default thereunder; or

(v)           there are any renegotiations of or outstanding rights to renegotiate any material amounts paid or payable to Participant under any of the Brand Income Contracts with any Person, or Participant receives any demand for such renegotiation.

6.4.              New Brand Income Contracts.  Upon the execution of a New Brand Income Contract, Participant shall be deemed to represent and warrant that such New Brand Income Contract is valid, binding and enforceable against Participant, and enforceable by Participant against the other parties thereto, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.

6.5.              Disclosure of Brand Income Contracts.

(i)                         Notwithstanding anything herein to the contrary, Fantex may publicly disclose the terms and conditions of any New Brand Income Contract, to the extent that such disclosure is required in connection with any filing related to the Offering or the Series, as determined by Fantex, upon advice of counsel in connection with such disclosure.

(ii)                      Participant shall ensure that any necessary consents to permit disclosure of each New Brand Income Contract (as permitted pursuant to Section 6.5(i)) are obtained so that such disclosure will not result in any breach of any confidentiality obligation to any Person.

(iii)                   Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of any information contained in any New Brand Income Contract which could reasonably be expected to be sensitive to, or the confidential information of, any counterparty to such New Brand Income Contract.

(iv)                  From time to time, as Participant is negotiating or reviewing any potential Brand Income Contract (or any renewal of a Brand Income Contract), Fantex will respond to reasonable requests from Participant (including all relevant details with respect to such potential new or renewed Brand Income Contract) regarding whether or not the terms of such potential Brand Income Contract would be expected to be material and require disclosure pursuant to Section 6.5(i), assuming such Brand Income Contract were executed at the time of such response.  Participant may decide in its sole and absolute discretion whether or not to execute any potential Brand Income Contract (or any renewal of a Brand Income Contract).

6.6.              Brand Income Statements.  Concurrent with delivery of each Quarterly Report (as required by Section 6.1), Participant shall also provide copies of all receipts, invoices, pay stubs, or other documents evidencing all Brand Income referenced in the applicable Quarterly Report.

6.7.              Marital Status.  Participant shall use reasonable efforts to secure the signature of Participant’s spouse on the spousal consent attached hereto as Exhibit F.  In the event that Participant fails to secure such signature, and as a result a portion of the Brand Income of Participant is deemed “community property” or Participant’s spouse can otherwise claim legal ownership to any Brand Income, then Participant shall nonetheless be required to calculate and deliver any installment payments of the Brand Amount based on the entirety of the Brand Income (including any such portion thereof that is deemed to be such spouse’s share of community property or otherwise property of such spouse).

6.8.              Additional Information.  Participant shall provide to Fantex such additional information as Fantex shall reasonably request from time to time (in a reasonable amount of time after such request) in connection with the Brand Income and Participant’s participation in the Principal Business.

7.              Taxes.

7.1.              Related to Purchase Price.  Participant shall be solely responsible for the payment of all taxes on the

Purchase Price.  Fantex shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from the Purchase Price and such withheld amounts shall be treated as paid to Participant.  Fantex shall not be required to indemnify or “gross up” Participant for any such amounts withheld.  Participant will indemnify Fantex for and hold it harmless from and against any taxes of Participant which may be sought against, imposed upon or suffered by Fantex or which Fantex may incur as a result of Fantex’s failure to deduct and withhold such taxes from the Purchase Price payable under this Agreement.

7.2.              Related to Brand Amounts.  Fantex shall be solely responsible for the payment of all taxes on the Brand Amounts.  Participant shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from any installment payment of the Brand Amount.  To the extent that any such installment payment of the Brand Amount is made directly from the payor to Fantex and a withholding obligation is imposed on Participant and Participant has no ability to withhold or cause the payor to withhold from such Brand Amounts the required amounts, then Fantex shall make a payment to Participant (for remittance to the applicable taxing authority), within five (5) business days after receipt of such installment payment, equal to the amount that Participant would have been entitled to deduct and withhold hereunder had such installment payment been made by the payor to Participant and subsequently remitted by Participant to Fantex.  Any such withheld amounts, or amounts paid by Fantex to Participant for remittance to the applicable taxing authorities, shall be treated as having been paid to Fantex.  Participant shall not be required to indemnify or “gross up” Fantex for any such amounts withheld.  Fantex will indemnify Participant for and hold it harmless from and against any taxes of Fantex which may be sought against, imposed upon or suffered by Participant or which Participant may incur as a result of Participant’s failure to deduct and withhold such taxes from any installment payment of the Brand Amount to be delivered under this Agreement.

8.              Participant Representations and Warranties.

Participant hereby represents, warrants and covenants, as applicable, to Fantex that the statements contained in the Participant Questionnaire attached to the Letter Agreement as Exhibit A, and the statements contained in this Section are and will be true and correct as of the date hereof and throughout the Term (except only if a different time period is expressly provided).

8.1.              Authority.  Participant is free and authorized to enter into this Agreement, to make the covenants, representations and warranties contained herein and to grant the rights granted herein.

8.2.              Binding Agreement.  This Agreement constitutes a valid and binding obligation of Participant (and its successors and heirs), enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply. Participants and its successors and heirs, as applicable, will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

8.3.              No Conflict.  Participant has not made nor will make any grant, license or assignment whatsoever, which will or could reasonably be expected to conflict with or impair the substantial enjoyment of the rights and privileges granted to Fantex hereunder; and, the execution and performance of this Agreement by Participant does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Participant and any other Person.

8.4.              Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Participant is a party or that is otherwise binding upon Participant.

8.5.              Intellectual Property.  No intellectual property provided by Participant to Fantex at any time in connection with this Agreement will violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

9.              Fantex Representations and Warranties.

Fantex represents, warrants and covenants, as applicable, to Participant, as of the date hereof and throughout the Term:

9.1.              Organization.  Fantex is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

9.2.              Authority.  Fantex possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

9.3.              Binding Agreement. This Agreement constitutes a valid and binding obligation of Fantex, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply. Fantex will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

9.4.              No Conflict. The execution and performance of this Agreement by Fantex does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Fantex and any other Person.

9.5.              Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Fantex is a party or that is otherwise binding upon Fantex.

9.6.              Permits.  Fantex and its Affiliates have all permits, licenses, consents and approvals from all applicable governmental and quasi-governmental bodies and agencies, and all self-regulatory organizations, including the SEC and FINRA, necessary for it to carry out the intents and purposes of this Agreement.

10.       Confidentiality; Public Statements/Disclosures.

10.1.       Confidentiality.  Each Party agrees that the Confidential Information of the other Party will be maintained confidentially and will not be disclosed to any other Person except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall promptly notify the other Party and shall seek confidential treatment of such information; (b) to a Party’s employees, agents and representatives (including accountants, auditors, legal advisors, underwriters, etc.), provided that such recipients of the Confidential Information are bound by confidentiality obligations with respect to such disclosure; (c) in order to enforce such Party’s rights under this Agreement; or (d) if mutually agreed to by the Parties in writing or otherwise permitted under this Agreement.  “Confidential Information” means all confidential, proprietary, or commercially sensitive data, materials and/or other information that is either identified as, or reasonably expected to be, confidential information.  Confidential Information of Fantex includes the existence of this Agreement and terms and conditions of this Agreement (until and then only to the extent that such is publicly disclosed by Fantex), and any other non-public information in connection with the Offering, the Series, or Fantex or its Affiliates.  This Section 10 will survive the expiration or termination of this Agreement.

10.2.       Public Statements.  Participant will not issue any press release or public statement in connection with this Agreement, the Series and/or the Offering without Fantex’s prior written consent, which consent Fantex may withhold in its sole discretion.  Fantex will not issue any press release or public statement in connection with this Agreement or which makes any reference to Participant, in each case, without Participant’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within three (3) days after Fantex requests such consent in writing, in accordance with the notice requirements set forth in the Letter Agreement.

10.3.       Fantex Disclosures. Notwithstanding anything herein to the contrary, Fantex shall have the right to disclose the terms and conditions of this Agreement and/or any other information provided by Participant related to this Agreement or the Offering or Series (including Brand Income Contracts, subject to Section 6.5), to the extent that such disclosure is required by applicable law in connection with any filing related to the Offering or the Series.  Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of personal and confidential information provided by Participant, including the terms and conditions of this Agreement and such information as is provided in the Personal Information Schedule.

11.       Termination.

11.1.       By Mutual Consent.  This Agreement may be terminated by mutual written consent of Participant (or its successors and heirs) and Fantex.

11.2.       By Either Party.  This Agreement may be terminated by either Party by delivering written notice of termination to the extent such is permitted pursuant to Section 3 of the Letter Agreement.

11.3.       Effect of Termination.  Upon the effective date of termination, the rights and obligations of the Parties under this Agreement will cease, except for rights and obligations arising out of Sections 4, 7, 10, 13, 15 and 16 of these Standard Terms and Conditions (to the extent applicable).

12.       Assignment.

12.1.       The rights and obligations of Fantex under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Fantex, and Fantex shall have the right to assign its rights and delegate its obligations hereunder (a) in whole or in part to any Affiliate of Fantex, and (b) in connection with a merger, acquisition, corporate restructuring, financing, sale of all or substantially all of its assets, or similar such transaction.

12.2.       This Agreement is personal to Participant, and Participant does not have the right to assign this Agreement, whether by operation of law or otherwise,  or to delegate any duties or obligations imposed upon Participant under this Agreement without Fantex’s prior written consent; except only that this Agreement shall be automatically assigned and binding on Participant’s successors and heirs upon the death of Participant; provided, that any assignment and assumption of this Agreement by a personal services corporation (or “loan-out” corporation) that is wholly owned and controlled by Talent in connection with a conversion or merger of the Company into such a corporation shall be expressly authorized hereunder so long as Talent remains the Participant hereunder, jointly and severally with such surviving corporation.

13.       Indemnification.

13.1.       Participant hereby agrees to indemnify and hold harmless Fantex, its parents, subsidiaries, Affiliates, assigns, successors, and each of their respective officers, directors, agents, representatives and employees (collectively, “Fantex Indemnified Party(ies)”), from and against any and all liabilities, actions, claims, suits, proceedings or investigations of government, quasi-government or administrative agencies, liens, judgments, demands, losses, costs, expenses and damages, including reasonable attorneys’ fees and costs and any and all damages of any kind and nature whatsoever (a “Claim”), arising out of or relating to any breach by Participant, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement.

13.2.       Fantex hereby agrees to indemnify and hold harmless Talent, Company and each of their respective Affiliates, heirs, assigns, successors, and each of their respective officers, directors, members, managers, agents, representatives and employees, as applicable, (collectively, “Participant Indemnified Party(ies)”), from and against any and all Claims by any third party (including any and all Claims brought by any holder of the Series or group of class thereof) arising out of or relating to Participant being a party to this Agreement (except those arising out of or relating to any breach by Participant, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement), including any and all Claims arising out of or relating to (a) any breach by Fantex of any of the terms, covenants, conditions, representations or warranties contained in this Agreement, (b) any violation of any law by Fantex, including any securities laws or any rules or regulations promulgated thereunder, or (c) the Offering, the Series, or the Registration Statement.

13.3.       A Fantex Indemnified Party or Participant Indemnified Party, as applicable (the “Indemnified Party”), shall promptly deliver a written notice to the party from whom indemnification is sought (the “Indemnifying Party”), providing notice (a “Claim Notice”) of any Claim asserted or filed by a third party (a “Third-Party Action”) within twenty (20) days (or such shorter period as reasonably necessary to permit timely response to such Claim) after receipt by the Indemnified Party of notice of such Third-Party Action.  Delay or failure to notify the Indemnitor in accordance with this Section 13.3 will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such Claim is prejudiced by the Indemnified Party’s delay or failure to give such Claim Notice.  Such Claim Notice shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages. Within twenty (20) days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel selected by the Indemnifying Party, subject to the Indemnified Party’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not so assume control of the defense of a Third-Party Action, the Indemnified Party shall have the right to control such defense at its own expense. The non-controlling party may participate in such defense at its own expense. In Third-Party Actions in which the Indemnifying Party is controlling the defense, the Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement or judgment (i) fully releases both the Indemnified Party and the Indemnifying Party and (ii) involves only the payment of money damages that are covered in full by the indemnity obligations of the Indemnifying Party hereunder.  In Third-Party Actions in which the Indemnified Party is controlling the defense, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such

Third-Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

14.       Disclaimer of Warranties.

14.1.               Except as expressly provided in this Agreement (including Exhibit A, Participant Questionnaire) and to the maximum extent permitted by law, neither Party makes any representation or warranty of any kind, whether implied, statutory, or otherwise and disclaims, without limitation, implied warranties of merchantability, fitness for a particular use, and non-infringement. Each Party acknowledges that it does not rely and has not relied upon any representation or statement made by the other Party or any of its representatives relating to the subject matter of this Agreement except as expressly set forth herein

14.2.               In addition to, and without limiting the effect of, Section 14.1 above, Participant expressly acknowledges and agrees that Fantex makes no representation or warranty regarding the results of the Offering, including the amount of Net Proceeds to be collected or otherwise.

15.       Agents.

15.1.       Fantex shall not be liable for any claims or demands for commissions or otherwise of any agent of Participant and Participant hereby agrees to indemnify and hold harmless Fantex, its Affiliates, advertisers, employees and all holders of the Series against any liabilities, damages or expenses (including reasonable attorneys’ fees) incurred by them as a result of any such claims or demands.

16.       General Terms.

16.1.       Entire Agreement; Amendments.  The Agreement (including all Exhibits thereto, including these Standard Terms and Conditions) contains the complete, final, exclusive and binding statement of all of the agreements between the Parties with respect to the subject matter thereof and hereof, and supersedes all existing agreements, understandings, negotiations, communications or commitments between the Parties, whether oral or written, concerning the same subject matter.  This Agreement cannot be amended or modified or any provisions or obligations waived or changed except by a writing executed by Fantex and Participant.

16.2.       Waiver.  The failure or delay of a Party to insist on strict adherence to any term of this Agreement will not be considered a waiver of, or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.  No waiver of any breach or default of the other Party shall be construed as a continuing waiver of the same or any other breach or default under this Agreement.

16.3.       Further Actions; Attorney-in-Fact.  Participant will, as applicable, at the request of Fantex, execute and deliver to Fantex all such documents as Fantex may from time to time deem reasonably necessary or desirable to effectuate assignment of, and for Fantex to receive all installment payments of, the Brand Amount and otherwise effectuate the purposes of this Agreement.  If Participant fails or refuses to execute or deliver to Fantex any such document within a reasonable period of time following receipt of Fantex’s written request therefor, then Participant irrevocably appoints Fantex as Participant’s agent and attorney-in-fact to sign any such documents in Participant’s name and to make appropriate disposition of them, consistent with this Agreement; provided, that prior to exercising any rights under such power of attorney, Fantex shall notify Participant of its intention to do so.  Participant acknowledges that Fantex’s agency and power of attorney are coupled with an interest.

16.4.       Interpretation.  In the interpretation and construction of this Agreement, no term shall be construed against any Party on the basis that the Party was the drafter, and the Parties waive any common law or statutory provision that would construe an ambiguous term against the other Party as the drafter of this Agreement.  Words importing the singular include the plural and vice versa, as the context requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference to “this Agreement,” even if such reference is contained in these Standard Terms and Conditions, shall be a reference to the Letter Agreement and all of the exhibits attached thereto.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  The captions and headings in this Agreement are inserted for convenience of the Parties only, do not constitute a part of this Agreement and will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning, intent or interpretation of the provisions hereof or have any legal effect.

16.5.       Governing Law; Arbitration.  The law of California (exclusive of conflict or choice of law rules) shall govern, construe and enforce all of the rights and duties of the Parties arising or in any way relating to the subject matter of this Agreement.  In the event of any dispute, claim or controversy arising out of or relating to this Agreement (including any claim based on contract, tort or statute) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, (a “Dispute”), then the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute.  If the Parties are unable to resolve the Dispute, then the Dispute shall be determined by confidential binding arbitration in San Francisco before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on any award pursuant to arbitration may be entered in any court of competent jurisdiction.  The arbitrator shall be a retired judge with at least five years of experience presiding over disputes related to complex commercial transactions.  The arbitrator shall be appointed by agreement of the Parties or, if no agreement can be reached, then each Party shall appoint one JAMS arbitrator for the purpose of selecting the arbitrator to govern the Dispute, and those two arbitrators shall select the arbitrator to govern the Dispute.  In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  If the arbitrator determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  Without limiting the effect of Section 4.2(iii), the Parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  Notwithstanding anything herein to the contrary, either Party shall be entitled to seek to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect that Party’s rights and interests.

16.6.       Severability.  Wherever possible, each provision of this Agreement (or portion thereof) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be null, void, invalid, illegal or unenforceable in any respect under any applicable law or rule by any arbitrator or court of competent jurisdiction, then (a) such provision (or portion thereof) shall be deemed to be restated, to the extent possible, to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and if such restatement is not possible, then such provision (or portion thereof) shall be severed, and (b) the remaining provisions, terms or covenants and restrictions in this Agreement will remain in full force and effect.

16.7.       No Third Party Beneficiaries.  Nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

16.8.       Independent Contractors; No Fiduciaries.

(i)               The Parties mutually agree that Participant and Fantex are each acting as independent contractors, and that Participant and Fantex are not engaging in any form of employment, partnership, co-ownership or a collaboration for the purpose of sharing any profits or ownership in common, or acting in the capacity of joint venture participants.

(ii)            Participant and Fantex each acknowledges and agrees that: (a) this Agreement, and the exercise of rights and performance of obligations hereunder, does not create any agency, advisory or fiduciary relationship between Participant and Fantex and its Affiliates; (b) Fantex is not, and at any time during the Term will not be, an agent, representative or advisor to Participant; and (c) Participant has relied on its own personal counsel and advisors with respect to legal, tax, accounting and other issues in connection with entering into and performing under this Agreement.

16.9          Cumulative Remedies.  None of the rights, powers or remedies conferred upon any Party under this Agreement will be mutually exclusive.  Each such right, power or remedy will be cumulative and in addition to every other right, power or remedy available to such Party, whether available at law, in equity or otherwise.

16.10. Counterparts; Binding Agreement.  This Agreement, may be executed in multiple counterparts, each of which individually constitutes an original, but all of which together will constitute one single agreement between the Parties.  The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email delivery of a .pdf or similar file, by each Party of a signed signature page hereof to the other Party.

Confidential

Exhibit D:  Form of Closing Certificate

CLOSING CERTIFICATE

[DATE]

Reference is made to that certain Amended and Restated Brand Agreement, by and among Fantex, Inc. (“Fantex”), Arian Foster and The Ugly Duck, LLC (jointly and severally as “Participant”), effective as of  February 28, 2013 (the “Brand Agreement”).  All capitalized terms used herein which are not defined herein have the meanings given to such terms in the Brand Agreement.

The undersigned, Arian Foster, certifies in his individual capacity and on behalf of The Ugly Duck, LLC to Fantex that he has carefully examined the Brand Agreement, the Participant Questionnaire and the Personal Information Schedule and that:

1.                          the statements included in the Participant Questionnaire remain true and correct (except as disclosed on Schedule 3 of the Personal Information Schedule) as of the date hereof;

2.                          Participant has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Brand Agreement in all material respects at or prior to the Closing; and

3.                          since the date of the most recent Personal Information Schedule, the undersigned has not become aware of any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Standard Terms and Conditions attached as Exhibit C to the Brand Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first set forth above.

By:
Arian Foster

Confidential

Exhibit E:  Quarterly Report

Form of report to be mutually agreed by the Parties, and include at least the following details:

•                  detail all Brand Income earned during such quarter and provide a description of any material changes in the amount of revenue of the most recent quarter as compared to the same quarter in the previous year;

•                  detail the calculation of each Brand Amount with respect to such Brand Income;

•                  list all Brand Income Contracts entered into / terminated / amended, etc. during the quarter (and provide copies to the extent not previously provided);

•                  describe details regarding any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Standard Terms and Conditions attached as Exhibit C to the Agreement;

•                  certification that certain publicly available facts about the Participant provided by Fantex to Participant in writing are correct and that all facts previously certified by the Participant remain correct (provided, that Fantex provides Participant with a list of all such previously certified facts); and

•                  certification that the statements included in the Participant Questionnaire remain true and correct as of the date of such report (or provide any details with respect to any exceptions of such statements) or provide a detailed description of facts or circumstances that have changed to make the statements in the Participant Questionnaire untrue.

Confidential

Exhibit F:  Spousal Consent

(only required if Participant is married)

I, [                      ], being the spouse of Arian Foster, who is a signatory to that certain Brand Agreement dated as of February 28, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Agreement), in connection with a potential securities offering linked to the value of the Brand Amounts as set forth in greater detail in the Agreement.  I have had the opportunity to consult with legal counsel regarding this consent and the Agreement; and I am aware that pursuant to the provisions of the Agreement, my spouse agrees to grant a percentage of my spouse’s Brand Income in the form of all right, title and interest in the Brand Amounts to Fantex, which may include community property interest I may have thereof, if any.  I hereby consent to such grants of the Brand Amounts and approve of the provisions of the Agreement and any actions or performance arising therefrom, as applicable, to the extent the same affects any of my community property interest, if any. I further agree that my spouse may join in any future amendment, restatement, supplement or modification of the Agreement or any ratification of the foregoing in each case without any further consent from me.

This Spousal Consent shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

Name:
Date:

Confidential

Exhibit G:  Form of Irrevocable Payment Instructions

IRREVOCABLE PAYMENT INSTRUCTIONS

[DATE]

[BRAND INCOME SOURCE]

[ADDRESS]

Attn:  [NAME]

Re:                             Payment of Amounts to Fantex, Inc. (“Fantex”)

Ladies and Gentlemen:

Arian Foster (“Participant”) has entered into an agreement with Fantex pursuant to which, among other things, Participant has assigned all right, title and interest in and to an amount equal to twenty  percent (20%) of all gross monies or other consideration of any type (the “Brand Amount”) that Participant may earn from [BRAND INCOME SOURCE] (“Company”) pursuant to [INSERT DESCRIPTION OF BRAND INCOME CONTRACT] (the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement or any prior instructions received by Company, unless and until Company receives written instructions from Fantex to the contrary, effective as of the date of this letter all Brand Amounts from any amounts payable by Company to Participant pursuant to the Agreement shall be delivered concurrent with any payment of the remaining amounts due to Participant, by federal funds wire transfer or electronic depository transfer directly to the following bank account:

[INSERT WIRE INSTRUCTIONS]

In the event Company receives any different instructions from Fantex with respect to the disposition of Brand Amounts, (a) Company is hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Fantex’s right or authority to give such instructions.  Fantex acknowledges that any instructions from Fantex to Payment Source must be sent to [                                        ], Attention:  [                ]; and (b) such instructions shall only provide for Brand Amounts to be sent to a single deposit account of Fantex.

Except only as expressly provided herein with respect to the applicable deposit instructions, this Irrevocable Payment Instructions cannot be changed, modified, or terminated, except by written agreement signed by Fantex, Payment Source and Participant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Please acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Very truly yours,

By:
[Arian Foster][The Ugly Duck, LLC]

Acknowledged and Agreed:

Fantex, Inc.

By:
Name:
Title:
Date:

[INSERT BRAND INCOME SOURCE]

By:
Name:
Title:
Date: